UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 30, 2006

Greens Worldwide Incorporated

(Exact name of registrant as specified in its charter)

Arizona	000-25025	86-0718104
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

346 Woodland Church Road, Hertford, North Carolina 27944
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code	252-264-2064

Item 8.01 Other Events

Reference is herewith made to Form 8-K, Date of Report November 11, 2005 as filed with the SEC on November 14, 2005 which summarizes certain pertinent information regarding a lawsuit in which the Company as well as its three officers and/or directors (Thomas Kidd, Vera L. Harrell and Robert Marshburn) were named defendants amongst various other defendants.

Since institution of such lawsuit and as a direct result of communications and correspondence between plaintiff’s counsel and counsel for the Company and it’s three officers and directors, it has been agreed that all claims against the Company and its officers and directors were to be dismissed with such three officers and directors no longer being defendants in such lawsuit and with the Company being added as a plaintiff to such lawsuit.

It is the Company’s understanding that the necessary paperwork to effectuate the above will be filed in the District Court, Clark County, Nevada

On a separate, but related matter, US Pro Golf Tour, Inc., a wholly owned subsidiary of the Company entered into a one year Secured Promissory Note (“Note”) for the principal sum of $250,000 with VCA Nevada, Inc. with a maturity date of June 30, 2006.  The Note is secured by a Pledge Agreement (“Agreement”) and provides for a grace period of ten days after receipt by US Pro Golf Tour, Inc. of a Notice of Default.  The Company’s Board of Directors has determined that it has good and sufficient grounds and a legal basis to contest payment of such Note due, in part to certain material representations and warranties made in June/July 2005 as relates to certain written Agreements entered into.  Parties to the above-referenced transaction also own a substantial number of restrictive shares of Company common stock which Company management are in the process of contesting.

EXHIBITS

Exhibits	None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 30, 2006

Greens Worldwide Incorporated

By: _    s/ R. Thomas Kidd

R. Thomas Kidd, President & CEO

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